EXHIBIT 22



                    SHELTER PROPERTIES IV LIMITED PARTNERSHIP

                                 Subsidiary List



Name of Subsidiary            State of Incorporation/Formation          Date


Quail Run IV                        South Carolina                      1992
 Limited Partnership


Shelter IV GP                       South Carolina                      1992
 Limited Partnership